                                                                Exhibit 5.2


                   [LETTERHEAD TESTA, HURWITZ & THIBEAULT LLP]


                                March 28, 1997



Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166

              Re:     The William Carter Company

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel for The William Carter Company, a Massachusetts corporation (the "Company"), in connection with the offer to exchange the Company's outstanding $100,000,000 10 3/8% Senior Subordinated Notes due 2006 for 10 3/8% Series A Senior Subordinated Notes due 2006 ("New Notes") pursuant to an exchange offer registered with the Securities and Exchange Commission ("SEC"). Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Registration Statement on Form S-4, File No. 333-22155, of the Company filed with the SEC (the "Registration Statement"). We are furnishing you this opinion on which you may rely solely for purposes of rendering your opinion, as counsel to the Company, in connection with the filing of the Registration Statement.

     In connection with this opinion, we have examined originals, or copies identified to our satisfaction, of the Registration Statement and certain corporate records of the Company.

     As to all questions of fact material to our opinion, we have assumed the completeness and accuracy of, and have relied solely upon, the representations, warranties and statements of the Company contained in the Registration Statement, and upon certificates and corporate records obtained from and representations made by officers of the Company and public officials, and have undertaken no independent verification of such facts. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the legal capacity of all natural persons executing all documents examined by us, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies or facsimiles and the authenticity and completeness of the originals of such latter documents.

Gibson, Dunn & Crutcher, LLP
March 28, 1997
Page 2




     In rendering the opinion expressed in paragraph 1 below with respect to the legal existence and good standing of the Company in Massachusetts, we have relied solely upon a certificate received from the Secretary of the Commonwealth of Massachusetts.

     Our opinions expressed herein are limited to the current laws of the Commonwealth of Massachusetts, and we do not express herein any opinion with respect to, or with respect to any matter subject to, any other law.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts.

     2. The Company has the power and authority to execute and deliver and to perform its obligations under the New Notes and has taken all requisite corporate action to authorize, execute and deliver the New Notes.

     3.     The New Notes have been duly authorized by the Company.

     This letter is furnished by us as special Massachusetts counsel for the Company solely in connection with the transaction described above. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC promulgated thereunder.

                                            Very truly yours

                                            /s/ TESTA, HURWITZ & THIBEAULT, LLP

                                            TESTA, HURWITZ & THIBEAULT, LLP